UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 N. Green Valley, Suite 200, Henderson, NV		89074
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 990-3355

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Empire Resorts, Inc. has been advised that on December 19, 2005, Mr. George T. Skibine, the Acting Deputy Assistant Secretary for Policy and Economic Development of the United States Department of the Interior (the “Department”), sent a letter to Mr. Gregory J. Allen, Senior Assistant Counsel to the Governor of the State of New York, George Pataki, responding to questions raised by Mr. Allen concerning the procedure for transferring the land located adjacent to Monticello Raceway to the United States in trust for the St. Regis Mohawk Tribe (such land transfer, the “Land-to-Trust Transfer”). Mr. Skibine’s letter confirmed the validity of the April 6, 2000 “two part determination” for Monticello Raceway and that it remains subject to Governor Pataki’s concurrence. Mr. Skibine’s letter further provides that while the Department has yet to conclude its review of the Land-to-Trust Transfer under the Bureau of Indian Affairs’ (the “BIA”) land acquisition regulations, the Department has completed its review under the Indian Gaming Regulatory Act and that the Department, subject to the issuance of a Finding of No Significant Impact ("FONSI") under the National Environmental Policy Act, can complete its review under the BIA’s land acquisition regulations within approximately two months of Governor Pataki's concurrence to the Land-to-Trust Transfer. The letter also provides that the FONSI process is underway and, subject to the review of certain environmental reports, is expected to be completed in January 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: December 21, 2005	By:	/s/ Ronald J. Radcliffe
Name: Ronald J. Radcliffe
Title: Chief Financial Officer